EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

AMG Pantheon Master Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$127,583,612.77 (1)	0.01476%	$18,831.34 (2)

Fees Previously Paid			$18,831.34 (2)

Total Transaction Valuation	$127,583,612.77 (1)

Total Fees Due for Filing			$18,831.34

Total Fees Previously Paid			$18,831.34

Total Fee Offsets

Net Fee Due			$0.00
(1)

Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of October 31, 2023. The fee of $18,831.34 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on December 20, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation.